Exhibit 10.3

Execution Version

PERCEPTIVE CREDIT HOLDINGS III, LP

51 Astor Place, 10th Floor

New York, NY 10003

Commitment Letter

June 21, 2020

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Attn: Ms. Shelly Guyer, Chief Financial Officer

Ladies and Gentlemen:

Invitae Corporation (the “Borrower” or “you”) has advised Perceptive Credit Holdings III, LP (“Perceptive” or “we”) that the Borrower is seeking, among other things, to (i) acquire, directly or indirectly, all issued and outstanding equity interests (the “Acquisition”) of the company you have identified to us as “Apollo” (the “Target”) and (ii) obtain a commitment for financing to enable the Borrower to consummate the Acquisition (the Acquisition, the financing and the other transactions related thereto, including the payment of the Acquisition consideration and all fees, costs and the expenses related to the Acquisition, such financing and such other transactions related thereto being, collectively, the “Transactions”). Capitalized terms used but not otherwise defined in this letter have the meanings ascribed thereto in the Outline of Proposed Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; this letter, the Term Sheet and all annexes and exhibits attached hereto and thereto, collectively, this “Commitment Letter”).

In connection with the Transactions, you have requested that Perceptive and/or one or more of its managed funds agree to structure and commit to provide a senior secured term loan facility in an aggregate principal amount of up to $200,000,000 (the “Facility”). Subject to the provisions below, the Facility may be used to finance all or a portion of the Acquisition and to pay fees, costs and expenses related to the Transactions and for other general corporate and working capital purposes of the Borrower and its subsidiaries.

1. Commitments; Roles

In connection with the Transactions, Perceptive is pleased to advise you of its commitment to provide 100% of the principal amount of the Facility upon the terms and at the times set forth in this Commitment Letter (each of Perceptive, in its capacity as a lender, and any other lender that becomes a party hereto pursuant to the proviso at the end of the next succeeding paragraph is referred to herein as a “Lender”).

It is agreed that Perceptive will act as administrative agent and collateral agent for the facility (in such capacity, the “Administrative Agent”). You agree that no other agents will be appointed and no other compensation will be paid by you or any of your Affiliates to any Lender in order to obtain its commitment to participate in the Facility unless you and Perceptive shall so agree; provided that, at any time on or prior to the date that is sixty (60) days after the date hereof, you and Perceptive may jointly appoint up to two additional committed lenders (such additional lenders, the “Additional Lenders”), it being understood that (i) the economics assumed by such Additional Lenders for the Facility will be in proportion to the economics allocated to such Additional Lender, (ii) the commitment of Perceptive, in its capacity as a Lender, hereunder shall be reduced by the amount of the commitments of each such Additional Lender (or its relevant affiliate) under the Facility, upon the execution of customary joinder documentation and (iii) no Additional Lender (nor any affiliate thereof) shall receive greater economics in respect of the Facility than that received by Perceptive.

2. Information

In connection with our commitment and agreements hereunder in respect of the Facility and the other Transactions, you will provide us with customary information concerning you and your subsidiaries, and will use commercially reasonable efforts to provide us with customary information concerning the Target and its subsidiaries and each of your and their respective assets, liabilities, businesses, operations and conditions (financial or otherwise) as we may reasonably request, subject to the limitations on your rights to request information concerning the Target and its subsidiaries, and their assets, liabilities, businesses, operations and conditions (financial or otherwise) set forth in the Acquisition Agreement (as defined in Annex 1 of the Term Sheet). Notwithstanding the foregoing, you will not be required to provide any information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product, or violate or contravene any law, rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on you, the Target or your or its respective affiliates; provided that in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld (but solely to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege) and you shall use commercially reasonable efforts to describe such information in a manner that is both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege.

You hereby represent and warrant (such representation and warranty with respect to Information (as defined below) regarding the Target and its subsidiaries being made to your actual knowledge) that (i) all written information concerning the Borrower and its subsidiaries, the Target and its subsidiaries and their respective assets, liabilities and businesses that has been or will be made available to Perceptive by the Borrower or any of its representatives on the Borrower’s behalf in connection with the Transactions (other than Projections (as defined below, if any are provided) and/or information of a general economic or industry-specific nature, collectively, the “Information”), when taken as a whole, does not and will not, as and when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the financial projections, estimates and other forward-looking information (collectively, the “Projections”), if any, that have been or are hereafter made available to us by you or any of your representatives on your behalf in connection with the Facility or any of the other Transactions, as and when furnished, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable (it being recognized by Perceptive that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). Notwithstanding the foregoing, the Borrower makes no representations with respect to any Information or Projections that have been prepared by or on behalf of the Target; provided that, in the course of your review of such Information and Projections, nothing has come to your attention that would lead you to believe that such Information or Projections, when taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. You further agree that if, at any time prior to the earlier of the Closing Date or the Commitment Termination Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or the Projections, if any, were being furnished and such representations and warranties were being made at such time, you will (or, prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries, you will, subject to any applicable limitations on your rights set forth in the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information or the Projections, as applicable, so that (to your knowledge, as it relates to the Target and its subsidiaries prior to the Closing Date) the representations and warranties in the preceding sentence remain true in all material respects. You understand we are and will be using and relying on the Information and Projections delivered on or prior to the date of your acceptance of this letter in issuing our commitment hereunder, and will be using and relying on all Information and Projections in providing the Facility, in each case, without independent verification thereof.

3. Fees

In consideration for the commitment and agreements of Perceptive hereunder, and in addition to any other fees described in the Term Sheet or the Definitive Documentation (as defined below), as applicable, you agree to pay or cause to be paid to us (or our designee) the fees set forth in the confidential fee letter dated the date hereof between you and Perceptive (the “Fee Letter”).

4. Conditions

The commitments of the Lenders hereunder are subject to the conditions set forth in this Section 4 and in the Term Sheet under the section titled “Conditions Precedent to Funding”.

Notwithstanding anything in this Commitment Letter, the definitive loan, guaranty, security or other agreements and documentation relating to the Facility (the “Definitive Documentation”), (i) the only representations relating to the Borrower, the Target and their respective subsidiaries and businesses, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (x) such of the representations made by or on behalf of the Target, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that you or your applicable affiliate have the right to terminate, at your sole option your (or its) obligations under the Acquisition Agreement (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below), (ii) the terms of the Definitive Documentation shall not impair the availability of the Facility on the Closing Date if the conditions set forth in this Section 4 and in Annex 1 of the Term Sheet are satisfied or waived by Perceptive (it being understood that to the extent any Collateral under the Definitive Documentation (including the creation or perfection of any security interest therein) is not, or cannot be, provided and/or perfected on the Closing Date (other than, to the extent required under the Definitive Documentation, the creation and perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected (w) by means of filing a Uniform Commercial Code financing statement, (x) by means of filing an intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, or (y) by delivery of certificated securities of the Borrower and domestic subsidiaries of the Borrower that is part of the Collateral (together with a stock power or similar instrument endorsed in blank for the relevant certificate)), in each case, after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but may instead be provided within sixty (60) days thereafter (or such longer period as the Administrative Agent may agree) pursuant to arrangements to be mutually agreed upon by you and us), and (iii) the only conditions (express or implied) to the availability of the Facility on the Closing Date are those expressly set forth in Annex 1 of the Term Sheet.

For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and its subsidiaries set forth in the Definitive Documentation relating to: organizational existence of the Obligors (as defined in the Term Sheet); organizational power and authority (as they relate to due authorization, execution, delivery and performance of the Definitive Documentation) of the Obligors to enter into the Definitive Documentation; due authorization, execution and delivery of such Definitive Documentation, and enforceability of the relevant Definitive Documentation against the Obligors; Federal Reserve margin regulations; no conflicts of the Definitive Documentation with organizational documents, material applicable law, material agreements to the extent any violation thereof would result in a material adverse effect, applicable to the Obligors; the Investment Company Act of 1940; use of proceeds not in violation of Office of Foreign Asset Control (OFAC), the Foreign Corrupt Practices Act (FCPA), the USA PATRIOT Act and other applicable anti-money laundering laws; solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Acquisition and related transactions (including all related Borrowings under the Facility); the creation, validity and perfection of security interests in the Collateral securing the Facility (subject to the limitations set forth in clause (ii) above); and status of the Facility as senior debt.

This Section 4 and the provisions contained herein are referred to as the “Certain Funds Provision”.

5. Indemnification; Expenses

(a) Subject to the limitations set forth in Section 5(b) below, you agree to:

(i) indemnify and hold harmless Perceptive, each of its affiliates and each of Perceptive’s and each such affiliate’s respective partners, members, directors, agents, employees, officers, advisors, trustees, other representatives or controlling persons (collectively, “Indemnified Persons”) from and against, any and all losses, claims, damages, liabilities and other reasonable costs and expenses of any kind (including reasonable and duly documented legal fees, charges, disbursements, costs and expenses of one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction, which may include a single special counsel acting in multiple jurisdictions, and, in the case of an actual or reasonably perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of similarly affected Indemnified Parties in each relevant jurisdiction) to which such Indemnified Person may become subject or that may be incurred or asserted or awarded against such Indemnified Person, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, claim or proceeding) the Transactions (including in respect of the Facility or the Acquisition), the Definitive Documentation and the use of proceeds of the Facility (whether or not such investigation, litigation, claim or proceeding is brought by you, the Target or any of your or the Target’s equity holders, subsidiaries, affiliates or creditors or any Indemnified Person, and whether or not any Indemnified Person is otherwise a party thereto and whether or not any of the Transactions are consummated); and

(ii) reimburse each Indemnified Person for all reasonable and documented out-of-pocket expenses (including all reasonable and duly documented fees, time charges, disbursement, costs and expenses of one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction, which may include a single special counsel acting in multiple jurisdictions, and, in the case of an actual or reasonably perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each group of similarly affected Indemnified Parties in each relevant jurisdiction), in each case, promptly following written demand of such Indemnified Person; provided that, so long as the Closing Date or Commitment Termination Date, as applicable, occurs on or prior to December 31, 2020, the Borrower shall not be liable for more than $350,000 incurred in respect of all such legal expenses incurred by the Indemnified Parties prior to the Closing Date or Commitment Termination Date, as applicable, unless expressly approved by the Borrower in writing.

(b) Notwithstanding anything to the contrary in this letter, you will not have to indemnify or reimburse any Indemnified Person to the extent that any such loss, claim, damage, liability or related cost or expense arise from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any person acting on its behalf, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) such Indemnified Person’s or any person’s acting on its behalf material breach of this Commitment Letter and/or the Definitive Documentation, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) any dispute arising out of or in connection with any claim, litigation, loss, investigation or proceeding that is brought by an Indemnified Person against another Indemnified Person not arising from any action or omission by you, the Target or any of your or their respective subsidiaries or affiliates. You shall not be liable for any settlement of any investigation, litigation, claim or proceeding effected by any Indemnified Person without your consent (which consent shall not be unreasonably withheld, conditioned or delayed) or any other loss, claim, damage, liability, cost and/or expense incurred in connection with such settlement, but if any such investigation, litigation, claim or proceeding is settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction in any such investigation, litigation, claim or proceeding, you agree to indemnify and hold harmless such Indemnified Person in the manner set forth in this Section 5.

(c) You also agree that no Indemnified Person will have any liability to you (whether direct or indirect, in contract, equity, tort or otherwise) or any other person or entity asserting claims on behalf of or in right of you in connection with or as a result of the Commitment Letter or any of the Transactions except, in the case of any such liability to you, to the extent that (and only for so long as) any losses, claims, damages, liabilities or expenses incurred by you have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith actions, gross negligence or willful misconduct of such Indemnified Person or any person acting on its behalf (or any of its controlling persons or subsidiaries of controlling persons) in performing its obligations hereunder or a material breach of its material agreements set forth in this Commitment Letter; provided that in no event will any Indemnified Person, you or any of your or their respective subsidiaries or affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing have any liability for any indirect, special, consequential or punitive damages (as opposed to direct or actual damages), including, without limitation, any loss of profits, business or anticipated savings in connection with or as a result of this Commitment Letter or any of the Transactions.

6. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that Perceptive and its affiliates are engaged in securities trading and investment activities and may from time to time hold positions in loans or securities, options on loans or securities, or other financial instruments of you, the Target, your or the Target’s respective subsidiaries and affiliates, and of other persons or entities with which you or the Target or their respective subsidiaries or affiliates may have commercial or other relationships. With respect to any such loans, securities, options and/or financial instruments so held by Perceptive (or an affiliate), all rights in respect thereof, including any voting rights, will be exercised by the holder of the rights in its sole discretion. However, neither Perceptive nor any of its affiliates will use any confidential information obtained from you or your affiliates or from the Target and its affiliates or on your or their behalf by virtue of the Transactions in connection with any commercial activities of Perceptive (or any such affiliate) with respect to other persons or entities and neither Perceptive nor any of its affiliates will furnish any such information to any other person or entity with which it is engaged in commercial activities. You also acknowledge that neither Perceptive nor any of its affiliates have any obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained from other persons or entities.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and Perceptive is intended to be or has been created in respect of any of the Transactions (or any other transactions contemplated in connection herewith or therewith), irrespective of whether Perceptive has advised or is advising you on other matters, (ii) Perceptive, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or any of your affiliates on the part of Perceptive, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions associated with this Commitment Letter and the Transactions, (iv) you have been advised that Perceptive is engaged in a broad range of commercial activities that may involve interests that differ from your interests and that Perceptive has no obligation to disclose such interests or commercial activities to you, (v) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (vi) Perceptive has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, (vii) Perceptive has no obligation to you or any of your affiliates with respect to the Transactions (or any other transactions contemplated in connection herewith or therewith), except those obligations expressly set forth herein or in any other express writing executed and delivered by Perceptive to you or any such affiliate and (viii) you waive, to the fullest extent permitted by law, any claims you may have against Perceptive and its affiliates for breach of fiduciary or alleged breach of fiduciary duty arising solely by virtue of its obligations under this Commitment Letter with respect to the Transactions and agree that neither Perceptive nor any of its affiliates, in such capacity, have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person or entity asserting any such fiduciary duty claim on your behalf, including any of your equity holders, officers, directors, employees or creditors. Additionally, you acknowledge that Perceptive may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates the Information and Projections (provided that such persons agree to hold the same in confidence, to the extent we are required to hold the same in confidence hereunder) and such affiliates will be entitled to the benefits afforded to, and subject to the obligations, of Perceptive hereunder.

7. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither it nor the Fee Letter, nor any of their respective terms, content or substance, or any written communications provided by, or oral discussions in connection with the Transactions, shall be disclosed by you, directly or indirectly, or circulated or referred to publicly to any other person or entity except: (i) to your subsidiaries, and to your and their officers, directors, employees, affiliates, members, partners, equity holders, attorneys, accountants, agents and advisors and, on a confidential basis, those of the Target and its subsidiaries; provided that you may not make any disclosure regarding or with respect to the Fee Letter, other than (x) to your subsidiaries, and to your and their officers, directors, employees, affiliates, members, partners, equity holders, attorneys, accountants, agents and advisors on a need to know basis and who have been advised by you of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with provisions substantially similar to this paragraph, (y) inclusion of the aggregate fee amounts in the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Transactions (including, without limitation, in connection with the PIPE transaction) or (z) to the extent required in any public or regulatory filing relating to the Transactions, and, except as provided above, all information with respect to any such fees shall be redacted in a manner reasonably satisfactory to Perceptive unless Perceptive otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) in any legal, judicial or administrative proceeding or other compulsory process or as otherwise required by law, rule or regulation or as requested by a government authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) in connection with the exercise of remedies relating to this Commitment Letter, the Fee Letter or the enforcement of rights hereunder, (iv) the existence of the commitments under this Commitment Letter, the existence of the Fee Letter and the existence and contents of the Term Sheet (but not the fees therein or in the Fee Letter, other than the existence thereof and the aggregate amount of the fees payable thereunder in the Projections, pro forma information and a generic disclosure of aggregate sources and uses in disclosures) may be disclosed pursuant to any public filing requirement, (v) to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (vi) the Term Sheet may be disclosed to potential transferees or assignees, from time to time, to the extent permitted pursuant to the Definitive Documentation, and (vii) if Perceptive consents to such proposed disclosure (which consent shall not be unreasonably withheld, conditioned or delayed). The confidentiality provisions set forth in this paragraph (other than as they relate to the fees set forth in the Fee Letter or in the Term Sheet, subject to the terms of this Commitment Letter with respect to disclosure of such fees) shall cease to apply on the second anniversary of the date hereof.

Perceptive shall use all confidential information received by it in connection with the Transactions and any related transactions (including any information obtained by Perceptive based on a review of any books and records relating to the Borrower, the Target or any of their respective subsidiaries or affiliates) solely for purposes of fulfilling its commitment and agreements contemplated pursuant to this Commitment Letter and shall treat as confidential all such information and the terms and contents of this Commitment Letter and the Definitive Documentation and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent Perceptive from disclosing any such information (i) to any prospective transferees or assigns as may be permitted pursuant to the Definitive Documentation, (ii) in connection with any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates (in which case we shall promptly notify you, in advance, to the extent permitted by law), (iv) to our employees, legal counsel, auditors, professionals and other experts, advisors or agents (collectively “Representatives”) who are informed of the confidential nature of such information and are bound by a duty of confidentiality or have agreed to keep information of this kind confidential on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to you, (v) to any of our affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential) solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by us or any of our affiliates or Representatives in breach of this Commitment Letter, (vii) in connection with the exercise of remedies relating to this Commitment Letter or the enforcement of rights hereunder, (viii) to any other party hereto, (ix) with your consent, and (x) to the extent that such information is or was received by us from a third party that is not, to our knowledge, subject to confidentiality obligations from you and did not acquire such information as a result of a breach of this paragraph.

8. Exclusivity.

From the date of this Commitment Letter until December 31, 2020 (such period, the “Exclusivity Period”), you will not (and you will not permit any of your subsidiaries or controlled affiliates or any of your or their officers, directors, employees, counsel, accountants or auditors or other professionals, experts, advisors or agents), directly or indirectly: (i) to solicit, initiate, encourage or participate in the submission of any proposal or offer from any person or entity relating to, or enter into or consummate any transaction relating to, any debt financing for the purpose of effecting or consummating any of the Transactions (an “Alternate Financing”), or (ii) participate in any discussions (other than responses to unsolicited communications in order to decline to further engage or discuss any Alternate Financing for the duration of the Exclusivity Period) or negotiations regarding, furnish any information with respect to, encourage, assist or participate in, or facilitate in any other manner, any effort or attempt by any person or entity to provide or arrange, or seek to provide or arrange, any Alternate Financing. You will notify us immediately if any person or entity, directly or indirectly makes any proposal or offer with respect to any Alternate Financing (whether solicited or unsolicited) and in such notice you will provide us with the identity of such person or entity and any substantive details disclosed to you, directly or indirectly, with respect to such Alternate Financing.

9. Miscellaneous.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Any signature (including, without limitation (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or electronic transmission (e.g., “pdf” or “tif”) hereto or any other certificate, document or instrument related to this Commitment Letter or the transactions contemplated hereby, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based upon the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

This Commitment Letter (including the Term Sheet and any other attachments hereto or thereto) and the Fee Letter embody the entire agreement and understanding among us and you and your controlled affiliates with respect to the Facility and supersede all prior agreements and understandings relating to the specific matters contemplated herein. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. You may not assign your rights or obligations under this Commitment Letter, the Fee Letter or the Facility without the prior written consent of Perceptive (and any purported assignment without such consent shall be null and void). Perceptive may not assign its rights or obligations under this Commitment Letter or the Fee Letter without the prior written consent of the Borrower (and any purported assignment without such consent shall be null and void).

This Commitment Letter (including the Term Sheet and any other attachments hereto or thereto) and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the state of New York; provided that (i) the interpretation of the definition of “Material Adverse Effect” and whether or not a Material Adverse Effect has occurred, and (ii) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its or its applicable affiliate’s obligations under the Acquisition Agreement or to decline to consummate the transactions contemplated thereby and, in any case, claims or disputes arising out of any such interpretation or determination of any aspect thereof shall, in each case, be governed by and construed in accordance with the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the law of any other jurisdiction.

You and we hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter, (b) agree that all claims in respect of any action or proceeding shall be heard and determined in New York state or, to the extent permitted by law, federal court, and (c) agree that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law. You and we agree that services of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER (INCLUDING THE TERM SHEET OR ANY OTHER ATTACHMENTS HERETO OR THERETO) OR THE FEE LETTER OR THE PERFORMANCE OUR OBLIGATIONS HEREUNDER OR THEREUNDER.

Perceptive hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes names, addresses, tax identification numbers and other information that will allow Perceptive to identify each Obligor in accordance with the USA PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the USA PATRIOT Act.

The compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, sharing of information, no fiduciary duties, affiliate activities, confidentiality and exclusivity provisions contained herein shall remain in full force and effect regardless of whether Definitive Documentation shall be executed and delivered and notwithstanding termination of this Commitment Letter or our commitment hereunder;

provided that in the event we terminate this Commitment Letter and our commitment hereunder pursuant to Section 2 above, the exclusivity provisions contained herein shall also terminate. Subject to the preceding sentence, you may terminate this Commitment Letter upon written notice to Perceptive at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter no later than 11:59 p.m., New York City time, on June 21, 2020. This offer will automatically expire at such time if we have not received such executed counterparts and payment of such fee in accordance with the preceding sentence. In the event that the Closing Date does not occur on or prior to the Commitment Termination Date, then this Commitment Letter shall automatically expire or terminate at such time. The “Commitment Termination Date” means the earliest to occur of (i) December 31, 2020, (ii) the consummation of the Acquisition without funding of the Facility, (ii) the termination of the Acquisition Agreement prior to the consummation of the Acquisition or (iv) the earlier termination of this Commitment Letter pursuant to the terms of the preceding paragraph.

We are pleased to have been given the opportunity to work with you in connection with this important financing.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

PERCEPTIVE CREDIT HOLDINGS III, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sam Chawla

Name:	Sam Chawla
Title:	Portfolio Manager

By:	/s/ Sandeep Dixit

Name:	Sandeep Dixit
Title:	Chief Credit Officer

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

INVITAE CORPORATION

By:	/s/ Shelly D. Guyer

Name:	Shelly D. Guyer
Title:	Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

OUTLINE OF PROPOSED TERMS AND CONDITIONS

This Outline of Proposed Terms and Conditions (this “Term Sheet”) outlines certain (but not all) principal terms of the Facility referred to in the commitment letter to which this Term Sheet is attached (together with Exhibit A and each other annex, exhibit or other attachment hereto or thereto, the “Commitment Letter”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Commitment Letter.

Borrower:	Invitae Corporation (the “Borrower” or the “Company”).

Guarantors:	All of the Borrower’s subsidiaries (including after giving effect to the Acquisition) (the “Guarantors” and, together with the Borrower, the “Obligors”), other than certain foreign and immaterial subsidiaries that may be mutually agreed upon in the Definitive Documentation (collectively, the “Excluded Subsidiaries”).

Administrative Agent	Perceptive Credit Holdings III, LP or any other investment funds managed and controlled by Perceptive Advisors LLC (collectively, the “Administrative Agent”).

Lenders:	Perceptive Credit Holdings III, LP or any other investment funds managed and controlled by Perceptive Advisors LLC, and other institutional lenders and investors reasonably acceptable to Perceptive and the Borrower (collectively, the “Lenders”).

Facility:	A senior secured term loan facility (the “Facility”) in an aggregate principal amount of up to $200,000,000, the “Facility Amount”); provided, that the Borrower may borrow less than the full Facility Amount but, in any event, no less than $135,000,000 on the Closing Date.

Purpose:	The Facility shall be used (i) to finance, in whole or in part, the Acquisition, (ii) to pay fees, costs and expenses (including legal fees, costs and expenses) related to the foregoing, the Facility and the other Transactions and (iii) for other general working capital purposes.

Closing Date:	The “Closing Date” shall be the date of the satisfaction or waiver of the conditions set forth in Annex 1 and the initial funding of the Facility.

Financing Availability:

Loans under the Facility will be made available in a single Borrowing on the Closing Date. The Facility will be made available in U.S. Dollars. Any portion of the commitment that is unused on the Closing Date shall be cancelled.

Once repaid in whole or in part, amounts drawn under the Facility may not be re-borrowed.

Maturity Date:	Amounts outstanding under the Facility will mature on (such date, the “Maturity Date”) (i) June 1, 2024 if, at such time, the Borrower’s 2.00% convertible senior notes due 2024 (the “2024 Notes”) are outstanding and are due to mature on or prior to September 1, 2024; provided that if, prior to such date, the maturity of at least eighty percent (80%) of the 2024 Notes is extended to a date that is prior to September 1, 2025, the Maturity Date shall automatically be deemed extended to the date that is 90 days prior to the 2024 Notes’ maturity date; and (ii) otherwise, on June 1, 2025.

Interest:

With respect to any Borrowing, outstanding principal amounts borrowed will accrue interest at an annual rate equal to eight and three quarters of a percent (8.75%) (the “Applicable Margin”) plus the greater of (i) three-month LIBOR and (ii) two percent (2.00%) per annum. The Definitive Documentation shall include customary LIBOR replacement provisions that provide that the Administrative Agent and the Borrower shall select the successor reference rate and mutually agree to any corresponding adjustment to the Applicable Margin.

Interest will be payable quarterly in arrears in cash and will be calculated on the basis of the actual number of days elapsed based on a 360-day year.

Upon the occurrence and during the continuance of a payment or bankruptcy Event of Default (to be defined in the Definitive Documentation), the Applicable Margin will automatically increase by three percent (3.00%) per annum.

Upon the occurrence and during the continuance of any other Event of Default, the Applicable Margin will, at the Lenders’ election and after written notice thereof by the Lenders to the Borrower, increase by three percent (3.00%) per annum.

Amortization:	The Facility will be interest only until the Maturity Date. On the Maturity Date, the entire remaining unpaid and outstanding balance of the Facility will be payable in full and in cash.

Warrants:

On the Closing Date, the Borrower will issue to the Lenders warrants (the “Warrants”) exercisable into 1,000,000 shares of the Borrower’s common stock. The per share exercise price of such Warrants shall be equal to the per share price of the shares of common stock sold pursuant to the Borrower’s proposed PIPE transaction contemplated to occur prior to the Closing Date.

The Warrants will be exercisable until the seventh (7th) anniversary of the Closing Date and will be subject to customary warrant holder rights and protections, including customary adjustments for stock dividends, splits, reclassifications and the like (for purposes of clarity, no such adjustments will be made for additional equity issuances below the exercise price); provided that the terms set forth above are subject to compliance with New York Stock Exchange listing rules.

Prepayment Fee:	The Borrower will be permitted to prepay, at any time and in whole or in part, any Borrowings under the Facility, subject to the payment of a prepayment fee (an “Early Prepayment Fee”) on the amount of such principal prepayment as follows:

If prepaid during months 1-36:	106%
Thereafter (but prior to the Maturity Date):	104%

In addition to the Early Prepayment Fee, if the Borrower prepays any principal amount outstanding under the Facility prior to the second (2nd) anniversary of the Closing Date, the Borrower shall be required to pay a make-whole fee equal to the interest, fees (other than any Early Prepayment Fee) and any other amounts the Lenders would have earned in respect of such prepaid principal amount for the period beginning on the date of such prepayment through and including the second (2nd) anniversary of the Closing Date had such prepayment not been made.

Documentation Principles:	The definitive documentation for the Facility (the “Definitive Documentation”) will be consistent with the terms and conditions set forth in this Commitment Letter and will contain such other terms as the Borrower and the Lenders may agree; it being understood and agreed that the Definitive Documentation will (i) not contain any conditions to the availability and funding of the Facility on the Closing Date that are inconsistent with the Certain Funds Provision and (ii) otherwise be consistent with Perceptive’s customary documentation for secured financing transactions in the United States of the type contemplated.

Collateral:	Subject to the Certain Funds Provision, the Facility will be secured by a first priority lien on all existing and after-acquired tangible and intangible assets of the Obligors and their respective subsidiaries, other than Excluded Subsidiaries (collectively, “Collateral”), including, but not limited to, all issued and outstanding stock of the Borrower’s and the other Obligors’ subsidiaries (other than Excluded Subsidiaries), cash, bank accounts, accounts receivable, inventory, intellectual property, general intangibles, PP&E, other equity interests owned by such Obligor, licenses and rights to royalties.

Covenants:

Subject to the Certain Funds Provision, the Definitive Documentation will contain, among other things, affirmative and negative covenants customary for financing transactions of the type contemplated and others reasonably appropriate for the contemplated transactions, including, but not limited to, the following: (i) limitations on the incurrence of additional indebtedness (subject to reasonable and customary exceptions, including without limitation, for hedging for non-speculative purposes, capital leases, letters of credit and corporate credit cards and subordinated debt (subject to subordination terms reasonably satisfactory to the Administrative Agent), in each case subject to caps to be mutually agreed upon), (ii) limitations on liens (subject to reasonable and customary exceptions, including without limitation, liens supporting capital lease obligations and cash collateral posted in connection with letters of credit, in each case subject to caps to be mutually agreed upon), (iii) limitations on asset sales (subject to reasonable and customary exceptions, including without limitation, dispositions of inventory and other dispositions in the ordinary course, transfers among Obligors and dispositions of obsolete, unused or immaterial assets), (iv) limitations on acquisitions (subject to reasonable and customary exceptions, including without limitation, acquisitions below certain individual and aggregate caps to be mutually agreed upon), (v) limitations on investments, dividends and other similar distributions (subject to reasonable and customary exceptions, including without limitation investments in certain subsidiaries and in amounts to be mutually agreed upon, repurchases in connection with employee stock purchase plans and distributions to Obligors), (vi) limitations on related-party transactions (subject to reasonable and customary exceptions, including, without limitation, transactions in the ordinary course, transactions on arms-length terms), and (vii) delivery of customary financial information, including quarterly and annual financial statements, together with reasonable and customary compliance certifications, and other customary information and notice delivery requirements.

In addition to the covenants listed above, the Definitive Documentation will include only the following financial covenants: (i) a requirement to maintain at all times (in one or more controlled U.S. deposit accounts) a minimum cash balance of $7,500,000 (the “Minimum Liquidity Covenant”) and (ii) a requirement (tested and calculated quarterly) to achieve trailing twelve-month revenues at minimum quarterly levels to be mutually agreed upon in the Definitive Documentation based on pro forma annual revenues of no less than $200,000,000 for 2020, $300,000,000 for 2021 and $400,000,000 for 2022 and thereafter.

Representations, Warranties and Events of Default:	Customary for financing transactions of the type contemplated, subject to the Certain Funds Provision and, with respect to Events of Default, reasonable cure periods to be mutually agreed upon in the Definitive Documentation.

Conditions Precedent:	Subject to the limitation set forth in the Certain Funds Provision, the availability of the Facility on the Closing Date shall be subject only to the conditions set forth on Annex 1.

Expenses:	Regardless of whether the Closing Date occurs, the Borrower will promptly, upon delivery by the Lender of an invoice, pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of the definitive documentation for the Facility, including the legal fees and expenses of one counsel to the Lenders taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest where the Lenders affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for each group of similarly affected Lenders in each relevant jurisdiction.

Governing Law:	New York

Annex 1

Conditions Precedent

The availability of the Facility on the Closing Date shall be subject solely to the satisfaction (or waiver by the Lenders) of the conditions precedent set forth in Section 4 of the Commitment Letter and the following conditions precedent (subject to the Certain Funds Provision in all respects):

1.

The Acquisition shall have been consummated pursuant to the terms of that certain Acquisition Agreement, entered into as of the date hereof, by and between the Borrower and the Target (including the exhibits, schedules, annexes, disclosure letters and all material related documents) (the “Acquisition Agreement”), and no provision of the Acquisition Agreement shall have been waived, consented, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Lenders (not to be unreasonably withheld, delayed, denied or conditioned); provided that any change in the form or amount of the consideration for the Acquisition shall require the Lenders’ consent (not to be unreasonably withheld, delayed, denied or conditioned).

2.

The Acquisition Agreement Representations and the Specified Representations (each as defined in the Commitment Letter) shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation will be true and correct in all material respects as of the respective date or for the respective period, as the case may be) at the time of, and after giving effect to, the borrowing on the Closing Date.

3.	No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred after the date of the Acquisition Agreement that is continuing.

4.

The execution and delivery by the Obligors of the Definitive Documentation consistent with the terms set forth or referred to in the Commitment Letter and the Term Sheet to which they are a party, subject to the Certain Funds Provision.

5.

Subject to the Certain Funds Provision, the Administrative Agent and the Lenders shall have received evidence that all actions necessary to establish that the Administrative Agent (for the ratable benefit of itself and the Lenders) will have a first priority, perfected lien (subject to liens permitted under the Definitive Documentation) in the Collateral have been taken.

6.	All Warrants shall have been issued and delivered to the Lenders.

7.

The refinancing or repayment (including through use of the Facility) of all existing third party debt for borrowed money under that certain Credit and Guaranty Agreement, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time), by and among the Target, the subsidiary guarantors party thereto, the lenders party thereto and Perceptive Credit Holdings II, LP, as administrative agent. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries (including the Target) shall have any material indebtedness for borrowed money other than the Facility and other indebtedness not prohibited by the terms of the Definitive Documentation.

8.

The Administrative Agent and the Lenders shall have received customary legal opinions of counsel to the Obligors, corporate organizational documents of the Obligors, a good standing certificate of each of the Obligors from their respective jurisdictions of organization, resolutions and a customary closing certificate of each Obligor, and a customary borrowing notice, in each case, as are customary for transactions of this type.

9.

The Administrative Agent and the Lenders shall have received evidence that the Borrower has obtained all necessary or required consents or approvals of any Governmental Authority, including any anti-trust authority, or any other person or entity that is required to be obtained pursuant to the terms of the Acquisition Agreement in connection with the completion of the Acquisition.

10.	The Borrower shall be in compliance with the Minimum Liquidity Covenant.

11.

The Administrative Agent and the Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Target and their respective subsidiaries, for the two (2) most recently completed fiscal years and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Target and their respective subsidiaries for the first, second and, if available at such time, third fiscal quarter of 2020 at least two (2) business days prior to the Closing Date; provided that filing of the required financial statements on form 10-K or form 10-Q will satisfy the foregoing requirements.

12.

The Administrative Agent and the Lenders shall have received copies of each pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries required to be filed with the SEC in connection with the Transactions at least two (2) business days prior to the Closing Date.

13.

The Administrative Agent and the Lenders shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in substantially the form of Annex 2 certifying that the Borrower and its subsidiaries, after giving effect to the borrowing on the Closing Date, are solvent.

14.

The Administrative Agent and the Lenders shall have received all fees (including those payable pursuant to the Fee Letter) and, to the extent invoiced at least three (3) business days prior to the Closing Date, expenses expressly required to be paid on or prior to the Closing Date pursuant to the Definitive Documentation.

15.

Each Lender shall have received, at least three (3) business days prior notice of the Closing Date (to the extent requested in writing at least three (3) business days prior to the Closing Date), all documentation and other information with respect to the Borrower that such Lender reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent applicable, 31 C.F.R. § 1010.230.

16.	The Closing Date shall occur prior to the Commitment Termination Date.

Annex 2

Form of Solvency Certificate

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of that certain Credit Agreement and Guaranty, dated as of [_________], 2020 (as amended or otherwise modified from time to time, the “Credit Agreement”), among [________]. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby certifies on behalf of the Borrower as of the date hereof as follows:

1. I am the Chief Financial Officer of the Borrower and am duly authorized to execute and deliver this Certificate on behalf of the Borrower. I have been employed in positions involving responsibility for the management of the financial affairs of the Borrower. I have, together with other officers of the Borrower, acted on behalf of the Borrower in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents.

2. I have carefully reviewed the contents of this Certificate and have conferred with legal counsel for the Borrower for the purpose of discussing the meaning of its contents.

The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Borrower and not in any individual capacity and without personal liability, that as of the date hereof and after giving effect to all the transactions contemplated by the Credit Agreement and the other Loan Documents, including any Borrowings thereunder, and the incurrence of any other Indebtedness contemplated thereunder, and after giving effect to all rights of indemnity, obligation and contribution, as follows:

(i) The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, exceeds their debts and liabilities, subordinated, contingent or otherwise.

(ii) The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

(iii) The Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

(iv) The Borrower and its Subsidiaries have not, and do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(v) The Borrower and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and expected to be conducted following the date hereof.

(vi) No transfer of property is being made by the Borrower or any of its Subsidiaries and no obligation is being incurred by the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Credit Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or any of its Subsidiaries.

In computing the amount of the contingent liabilities of the Borrower and its subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate solely in [his][her] capacity as Chief Financial Officer of the Borrower (and not in an individual capacity and without personal liability) on the date first written above.

INVITAE CORPORATION

By
Name:
Title:

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